                                                              Exhibit (d)(6)(iv)

(ING FUNDS LOGO)

February 28, 2006

Heather Trudel
ING Clarion Real Estate Securities L.P.
259 N. Radnor Chester Road
Suite 205
Radnor, PA 19087

Dear Ms. Trudel:

     Pursuant to the Sub-Advisory Agreement dated September 23, 2002 between ING Investments, LLC and ING Clarion Real Estate Securities L.P., as amended (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING International Real Estate Fund, a newly established series of ING Mutual Funds (the "Fund"), effective February 28, 2006, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to AMENDED SCHEDULE A of the Agreement. The AMENDED SCHEDULE A, with the annual sub-adviser fee indicated for the Fund, is attached hereto.

     Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below where indicated.

                                        Very sincerely,


                                        /s/ Todd Modic
                                        ----------------------------------------
                                        Todd Modic
                                        Senior Vice President
                                        ING Investments, LLC


ACCEPTED AND AGREED TO:
ING Clarion Real Estate Securities
L.P.


By: /s/ T. Ritson Ferguson
    ---------------------------------
Name: T. Ritson Ferguson
Title: Managing Director,
       Duly Authorized

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000       ING Investments, LLC
Scottsdale, AZ 85258-2034           Fax: 480-477-2744
                                    www.ingfunds.com

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                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                     ING CLARION REAL ESTATE SECURITIES L.P.

SERIES                                      ANNUAL SUB-ADVISER FEE
------                                      ----------------------
                                (as a percentage of average daily net assets)
ING Global Real Estate Fund       0.50% on the first $250 million of assets
                                   0.45% on the next $250 million of assets
                                               0.40% thereafter

ING International Real Estate     0.50% on the first $250 million of assets
Fund                               0.45% on the next $250 million of assets
                                               0.40% thereafter